Exhibit 3.1

New York State Department of State

Division of Corporations, State Records and Uniform Commercial Code

One Commerce Plaza, 99 Washington Avenue

Albany, NY 12231

www.dos.state.ny.us

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CORNING INCORPORATED

Under Section 805 of the Business Corporation Law

We, the undersigned, Wendell P. Weeks and Linda E. Jolly, being, respectively, the Chief Executive Officer and Secretary of Corning Incorporated, a corporation organized under the laws of the State of New York (the “Corporation”), hereby certify:

FIRST: The name of the Corporation is Corning Incorporated. The Corporation was formed under the name Corning Glass Works.

SECOND: The Certificate of Incorporation of the Corporation (being the Preliminary Certificate of Consolidation Forming the Corporation) was filed in the Office of the Secretary of State of the State of New York on December 24, 1936 (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended pursuant to Sections 502(c), 502(d) and 805 of the Business Corporation Law by the addition of the following provisions, stating the number, designation, relative rights, preferences and limitations of a series of preferred stock being designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A”, par value $100 per share, as fixed by the Board of Directors of the Corporation before the issuance of such shares, such provisions so added to be designated as paragraph 4(h) of the Certificate of Incorporation and to read as follows:

4(h) Fixed Rate Cumulative Convertible Preferred Stock, Series A

(1) Designation and Amount. The shares of this series of preferred stock shall be designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”) and the number of authorized shares constituting such series shall be 3,100 with a par value of $100 per share.

(2) Ranking.

(a) The Series A Preferred Stock shall rank, as to payment of dividends and distribution of assets upon any Liquidation Event, senior to the Common Stock and any other classes or series of equity securities of the Corporation, unless the terms of such securities expressly provide that such securities rank on parity with the Series A Preferred Stock.

(b) The Corporation will not amend any of the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, so as to affect adversely the powers, preferences, privileges or rights of the Holders of the Series A Preferred Stock; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, (i) any class or series of stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets in the case of a Liquidation Event or (ii) any securities (other than capital stock of the Corporation) convertible into any class or series of stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets in the case of a Liquidation Event shall not be deemed to affect adversely the voting powers, preferences, privileges or rights of the Holders of the Series A Preferred Stock.

(c) The Corporation will not (i) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking senior to the Series A Preferred Stock as to dividends or distribution of assets upon any Liquidation Event (for the avoidance of doubt, including a Valuation Redemption Event which is deemed a Liquidation Event pursuant to paragraph 4(h)(10)); or (ii) reclassify any of the Corporation’s authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the Series A Preferred Stock as to dividends or distribution of assets upon any Liquidation Event (for the avoidance of doubt, including a Valuation Redemption Event which is deemed a Liquidation Event pursuant to paragraph 4(h)(10)).

(d) Without the consent of the Holders of the Series A Preferred Stock, so long as such action does not adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this paragraph 4(h) that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this paragraph 4(h).

(3) Dividends.

(a) The holders of record of shares of Series A Preferred Stock as of the Close of Business on the first calendar day of January, April, July and October in each year (each such date being referred to herein as a “Record Date”), in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth (15th) of January, April, July and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first

Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, at the annual rate of 4.25% on the per share Issue Price. If any Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(b) The amount of dividends payable on each share of Series A Preferred Stock for each full quarterly period will be computed by dividing the annual dividend by four (4). The amount of dividends payable for any other period that is shorter or longer than a full quarterly Dividend Period will be computed on the basis of a three hundred sixty (360)-day year consisting of twelve (12) thirty (30)-day months.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the date of issue of such shares of Series A Preferred Stock. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any share of Series A Preferred Stock remains outstanding, no dividends shall be declared or paid or set apart for payment on the shares of any Junior Stock for any Dividend Period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Series A Preferred Stock, all dividends declared on shares of the Series A Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Series A Preferred Stock. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or a duly authorized committee thereof, may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(e) Unless all accrued and unpaid dividends on the Series A Preferred Stock for all prior Dividend Periods have been paid, the Corporation may not redeem, purchase or otherwise acquire any Junior Stock or any of the Corporation’s capital stock that ranks pari passu with the Series A Preferred Stock as to payment of dividends or the distribution of assets upon any Liquidation Event.

(f) The limitations in paragraph 4(h)(3)(d) or paragraph 4(h)(3)(e) shall not apply to: (i) redemptions, purchases or other acquisitions of Junior Stock in connection with any benefit plan or other similar arrangement with and solely for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan; (ii) conversion into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock; (iii) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, shares or other property under any shareholder rights plan, or the redemption or repurchase of rights pursuant to any shareholders rights plan; or (iv) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock of the Corporation.

(4) Voting Rights. Except as otherwise required by law or as expressly set forth herein, Holders of the Series A Preferred Stock are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.

(5) Liquidation, Dissolution or Winding-Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10) (“Liquidation Event”), the Holders of the Series A Preferred Stock at the time outstanding will be entitled to receive for each share of Series A Preferred Stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of the Corporation then outstanding ranking pari passu with the Series A Preferred Stock in respect of distributions upon any Liquidation Event and before any amount shall be paid or distributed with respect to holders of any stock of the Corporation then outstanding ranking junior to the Series A Preferred Stock in respect of distributions upon any Liquidation Event), a liquidating distribution in an amount equal to the greater of (i) the amount equal to the sum of (A) the Issue Price and (B) the amount of any accrued and unpaid dividends on such share of Series A Preferred Stock through the date of such liquidating distribution or (ii) the amount such Holder would have received had such share of Series A Preferred Stock been fully converted into shares of Common Stock immediately prior to such liquidation and such Holder was entitled to participate in the liquidation of the Corporation as a holder of Common Stock. After the payment to the Holders of the Series A Preferred Stock of the full amounts provided in this paragraph 4(h)(5)(a), the Holders of the Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.

(b) For the purpose of this paragraph 4(h)(5), none of the following shall be deemed a voluntary or involuntary Liquidation Event:

(i) the sale of all or substantially all of the Corporation’s assets, properties or businesses (other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10));

(ii) the merger or consolidation of the Corporation into or with any other corporation or other entity (irrespective of which entity survives)

(other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10)); or

(iii) the merger or consolidation of any other corporation or other entity into or with the Corporation (irrespective of which entity survives) (other than a Valuation Redemption Event, to the extent the Corporation does not or is not able to pay the Redemption Price in full pursuant to paragraph 4(h)(10)).

(c) If, upon any voluntary or involuntary Liquidation Event, the amounts payable with respect to the Series A Preferred Stock then outstanding are not paid in full as provided in paragraph 4(h)(5)(a), no distribution shall be made on account of any stock ranking pari passu with the Series A Preferred Stock as to the distribution of assets upon a Liquidation Event unless a pro rata distribution is made on the Series A Preferred Stock. The Holders of the Series A Preferred Stock then outstanding and the holders of any stock of the Corporation ranking pari passu with the Series A Preferred Stock then outstanding shall share ratably in any distribution of assets upon such Liquidation Event. The amount allocable to each series of stock ranking pari passu as to distribution of assets upon any Liquidation Event then outstanding will be based on the proportion of their full respective liquidation preference (for the avoidance of doubt, the liquidation preference for each share of Series A Preferred Stock shall be calculated as set forth in paragraph 4(h)(5)(a)) to the aggregate liquidation preference of the outstanding shares of each such series. After the payment to the Holders of the Series A Preferred Stock and all other series of stock ranking pari passu as to distribution of assets upon any Liquidation Event of the full amounts provided in this paragraph 4(h)(5)(c), the Holders of the Series A Preferred Stock and the holders of all other series of stock ranking pari passu as to distribution of assets upon any Liquidation Event will have no right or claim to any of the Corporation’s remaining assets.

(d) Written notice of any voluntary or involuntary Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable to Holders of the Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) calendar days prior to any payment date stated therein, to each Holder of the Series A Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above, or any defect therein, shall not affect the Corporation’s ability to consummate a voluntary or involuntary Liquidation Event.

(6) Conversion at the Option of the Holder.

(a) Following the seventh (7th) anniversary of the date of the completion of the Closing (as defined in the Framework Agreement), shares of the Series A Preferred Stock are convertible, in whole or in part, at the option of each Holder of Series A Preferred Stock, into shares of Common Stock at the rate of fifty thousand (50,000) shares of Common Stock per one (1) share of Series A Preferred Stock, subject to adjustments as set forth under paragraph 4(h)(13) (the “Conversion Rate”).

(b) Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, in the event a Holder of shares of the Series A Preferred Stock elects to convert any shares of Series A Preferred Stock and if such Holder, together with its Affiliates, exceeds the Ownership Cap or following any such conversion would exceed the Ownership Cap (any such shares of Common Stock in excess of the Ownership Cap, the “Optional Excess Shares”), the Corporation shall have the right, exercisable in its sole discretion, to elect (i) not to cause the conversion of such Optional Excess Shares or (ii) to convert such Optional Excess Shares and deliver such Optional Excess Shares to the Holder in which event the Holder shall use reasonable best efforts to sell such Optional Excess Shares in the open market as promptly as practicable and in any event within three (3) months of such delivery. For the avoidance of doubt, the Corporation shall not pay any cash to a Holder in respect of such conversion or otherwise settle any such conversion in cash, other than the right of the Holder to receive payment in lieu of any fraction of a share in exchange therefor.

(7) Conversion at the Option of the Corporation. On or after the date of the completion of the Closing (as defined in the Framework Agreement), the Corporation shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock to be converted into shares of Common Stock at the Conversion Rate if, for twenty-five (25) Trading Days (whether or not consecutive) within any period of forty (40) consecutive Trading Days ending on the Trading Day preceding the date the Corporation delivers a Corporation Conversion Notice, the Closing Price of the Common Stock exceeds $35.00 per share (subject to ratable adjustment for reverse and forward stock splits and stock combinations (and similar transactions) of the Common Stock that occur after January 15, 2014) (the “Corporation Conversion Right”); provided, however, that if the Corporation Conversion Right becomes exercisable before the seventh (7th) anniversary of the date of the completion of the Closing (as defined in the Framework Agreement), the Corporation shall obtain the written approval of the Holders of a majority of the shares of the Series A Preferred Stock prior to exercising such right (which approval may be withheld by each Holder in its sole and absolute discretion). Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, in the event the Corporation exercises the Corporation Conversion Right and at such time a Holder, together with its Affiliates, exceeds the Ownership Cap or following any such conversion would exceed the Ownership Cap (any such shares of Common Stock in excess of the Ownership Cap, the “Mandatory Excess Shares”), the Corporation shall have the right, exercisable in its sole discretion, to elect (i) not to cause the conversion of such Mandatory Excess Shares or (ii) to convert such Mandatory Excess Shares and deliver such Mandatory Excess Shares to the Holder in which event the Holder shall use reasonable best efforts to sell such Mandatory Excess Shares in the open market as promptly as practicable and in any event within three (3) months of such delivery. For the avoidance of doubt, the Corporation shall not pay any cash to a Holder in respect of such conversion or otherwise settle any such conversion in cash, other than the right of the Holder to receive payment in lieu of any fraction of a share in exchange therefor.

(8) Change of Control Conversion Rights. Upon the earlier of the Board of Directors’ approval or recommendation to the Corporation’s shareholders of a Change of Control, the consummation of a Change of Control or the execution of a binding agreement therefor by the Corporation, a Holder of the outstanding shares of Series A Preferred Stock shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock held by such Holder to be converted into shares of Common Stock at the Conversion Rate. Upon the earlier of the Board of Directors’ approval or recommendation to the Corporation’s shareholders of a Change of Control, the consummation of a Change of Control or the execution of a binding agreement therefor by the Corporation, in each case if the consideration offered for each share of Common Stock in such transaction exceeds a value of $35.00 per share (subject to ratable adjustment for reverse and forward stock splits and stock combinations (and similar transactions) of the Common Stock that occur after January 15, 2014), then the Corporation shall have the right, at its option, to cause some or all of the shares of Series A Preferred Stock to be converted into shares of Common Stock at the Conversion Rate.

(9) Conversion Procedures.

(a) For the Holders. To exercise the conversion rights described in paragraph 4(h)(6) and paragraph 4(h)(8), a Holder of Series A Preferred Stock must do each of the following to convert:

(i) deliver a written notice to the Corporation at its principal office or, if so advised by the Corporation, at the office of the agency that may be maintained for such purpose (a “Transfer Agent”) specifying the number (in whole shares) of shares of Series A Preferred Stock to be converted, the name(s) in which such Holder wished the certificate(s) for shares of Common Stock to be issued, and the total number of shares of Common Stock Beneficially Owned by such Holder, together with its Affiliates as of the date of such notice; and

(ii) surrender the certificates for such shares of Series A Preferred Stock to the Corporation or the Transfer Agent, as applicable, accompanied, if so required by the Corporation or the Transfer Agent, by a written instrument(s) of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent duly executed by the Holder or its attorney duly authorized in writing; and

(iii) pay any stock transfer, documentary, stamp or similar taxes payable in respect of the conversion that are not payable by the Corporation pursuant to paragraph 4(h)(9)(e).

The date on which a Holder complied with the procedures in this paragraph 4(h)(9)(a) shall be the “Holder Conversion Date.” Immediately upon conversion, the rights of the Holders of Series A Preferred Stock shall cease and the Persons entitled to receive the shares of Common Stock, upon the conversion of such shares of Series A Preferred Stock, shall be treated for all purposes as having become beneficial owners of such shares of Common Stock.

(b) For the Corporation. To exercise the conversion rights described in paragraph 4(h)(7) and 4(h)(8), the Corporation shall provide written notice of such conversion to a Holder (such notice, a “Corporation Conversion Notice”). The Conversion Date shall be a date selected by the Corporation (the “Corporation Conversion Date”) and shall be no more than twenty (20) days after the date on which the Corporation provides such Corporation Conversion Notice. In addition to any information required by applicable law or regulation, the Corporation Conversion Notice shall state, as appropriate:

(i) the Corporation Conversion Date;

(ii) the total number of shares of Series A Preferred Stock to be converted; and

(iii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock and, if fewer than all the shares of a Holder are to be converted, the number of shares of such Holder to be converted.

(c) Conversion. Conversion of shares of Series A Preferred Stock into shares of Common Stock will occur immediately prior to the Close of Business on the Corporation Conversion Date or on the Holder Conversion Date, as applicable.

(d) Effect of Conversion. All shares of Series A Preferred Stock converted as provided in this paragraph 4(h)(9) shall no longer be deemed outstanding as of the Corporation Conversion Date or the Holder Conversion Date, as applicable, and all rights with respect to such shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to paragraph 4(h)(10)), other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor and the right of the Holder to receive any accrued but unpaid dividends. For the avoidance of doubt, a Holder of shares of Series A Preferred Stock prior to the Close of Business on the applicable conversion date shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

(e) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes (excluding, for the avoidance of doubt, any taxes measured in whole or in part by reference to income or gain) imposed under the laws of the United States or any state thereof and payable in respect of the issuance or delivery of shares of Common Stock on the conversion of shares of Series A Preferred Stock pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8); provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any registration or transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the registered Holder of Series A Preferred Stock converted or to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(10) Redemption of the Series A Preferred Stock. The shares of the Series A Preferred Stock shall be redeemable by the Corporation in accordance with this paragraph 4(h)(10).

(a) Redemption at the Holder’s Option. In the event that the Board of Directors approves and recommends to the Corporation’s shareholders a Change of Control in which the aggregate consideration being paid for all of the Corporation’s Capital Stock and assets implies a valuation of less than $6,000,000,000 for all of the Corporation’s Capital Stock (in the event of an acquisition of the Corporation’s Capital Stock) or $6,000,000,000 for all of the net assets of the Corporation (in the event of an acquisition of the Corporation’s assets) (the “Valuation Redemption Event”) and such Valuation Redemption Event is consummated, each Holder of Series A Preferred Stock will have the right, subject to complying with the procedures set forth herein, to require the Corporation to redeem some or all of the Series A Preferred Stock held by it for an amount equal to the Issue Price (the “Redemption Price”) per share of Series A Preferred Stock. In the event of a Valuation Redemption Event in respect of which any such Holder elects to require the Corporation to make such redemption, the date that such redemption becomes effective shall be the date of closing of such Valuation Redemption Event (the “Redemption Date”).

(b) Valuation Redemption Event Notice. Notice of a Valuation Redemption Event shall be mailed by first-class mail to the Holders of record of Series A Preferred Stock at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall commence within five (5) Business Days after a Valuation Redemption Event shall have been announced to the public by the Corporation (provided that, if depositary shares representing Series A Preferred Stock are held in book-entry form through the DTC, the Corporation may give notice in any manner permitted by the DTC). Any notice mailed as provided in this paragraph 4(h)(10)(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Each notice shall state (A) the events causing such Valuation Redemption Event and (B) the procedures that Holders must follow in order to exercise their redemption right.

(c) Conditions to All Redemptions.

(i) With respect to a redemption pursuant to paragraph 4(h)(10)(a), a Holder must send a written notice (by overnight courier, hand delivery or facsimile transmission), which notice shall state that such Holder is exercising such redemption right for all of the shares of Series A Preferred Stock Beneficially Owned by such Holder (a “Holder’s Redemption Notice”), to the Corporation at any time prior to the Close of Business on the fifteenth (15th) Business Day after the date such Holder shall have received the Corporation’s notice described in paragraph 4(h)(10)(b). Upon receipt by the Corporation of the Holder’s Redemption Notice, the Holder of the shares of the Series A Preferred Stock in respect of which such Holder’s Redemption Notice was given shall thereafter be entitled, subject to legally available funds and the consummation of the Valuation Redemption Event, to receive on the Redemption Date the Redemption Price with respect to each such share of the Series A Preferred Stock, subject to this paragraph 4(h)(10).

(ii) With respect to any redemption pursuant to this paragraph 4(h)(10), the delivery to the Corporation of the certificates evidencing such shares of the Series A Preferred Stock to be redeemed (together with all necessary endorsements) at the office of the Corporation or such other place as the Corporation may specify shall be a condition to the receipt by the Holder of the Redemption Price.

(iii) Any redemption by the Corporation contemplated pursuant to the provisions of this paragraph 4(h)(10) shall be consummated by the delivery of the consideration to be received by the Holder whose shares of Series A Preferred Stock are to be redeemed promptly following the later of the Redemption Date and the time of delivery of the certificates evidencing such shares of the Series A Preferred Stock to the Corporation in accordance with this paragraph 4(h)(10).

(d) Other Mechanics. If the Holder’s Redemption Notice has been duly given, the Valuation Redemption Event has been consummated and the funds necessary for the redemption have been set aside by the Corporation for the benefit of the Holder of any shares of Series A Preferred Stock so called for redemption, separate and apart from its other assets, in trust, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Series A Depositary Company”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date (i) all shares so called for redemption shall cease to be outstanding, (ii) all declared but unpaid dividends with respect to such shares shall cease to accrue, and (iii) all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Series A Depositary Company at any time after the Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Series A Depositary Company any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the Record Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e) If the Corporation does not or is not able to pay the Redemption Price in full pursuant to this paragraph 4(h)(10), then the applicable Valuation Redemption Event shall be deemed a Liquidation Event for purposes of paragraph 4(h)(5).

(11) Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

(b) Notwithstanding the foregoing clause (a), the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock issuable upon conversion of Series A Preferred Stock that are at the time applicable), to enable the Corporation lawfully to issue and deliver to each Record Holder of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

(12) Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share otherwise issuable in respect of a conversion pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second (2nd) Trading Day immediately preceding such a conversion.

(c) If more than one (1) share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(13) Anti-Dilution Adjustments to the Conversion Rate.

(a) The formula for determining the Conversion Rate as set forth in paragraph 4(h)(6)(a), and the number of shares of Common Stock to be delivered upon any conversion of shares of Series A Preferred Stock pursuant to paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), shall be subject to the following adjustments. Each adjustment to the Conversion Rate will result in a corresponding adjustment to the number of shares of the Common Stock issuable upon conversion of the Series A Preferred Stock.

(i) Stock Dividends and Distributions. If the Corporation, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issues shares of Common Stock as a dividend or distribution on shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	x	OS'
OS0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution; and

OS'	=	the number of shares of Common Stock outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(i) shall become effective immediately after the Record Date for such dividend or distribution. If any dividend or distribution that is the subject of this paragraph 4(h)(13)(a)(i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, for purposes of this paragraph 4(h)(13)(a)(i), the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any.

(ii) Splits and Combinations of the Common Stock. If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, (x) split the then Common Stock outstanding into a greater number of shares of Common Stock or (y) combine the then Common Stock outstanding into a smaller number of shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	x	OS'
OS0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the effective date of such share split or combination;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the effective date of such share split or combination;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the effective date of such share split or combination; and

OS'	=	the number of shares of Common Stock outstanding immediately after the Close of Business on the effective date of, and solely as a result of, such share split or combination.

(iii) Issuance of Stock Purchase Rights. If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute to holders of all or substantially all of the Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a shareholder rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of paragraph 4(h)(13)(a)(vi) shall apply) or a dividend reinvestment plan) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock not being available on an equivalent basis to Holders of the shares of Series A Preferred Stock upon conversion, the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	x	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iii) shall become effective immediately after the Record Date for such distribution. If such rights or warrants described in this paragraph 4(h)(13)(a)(iii) are not so distributed, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to distribute such rights or warrants, to the Conversion Rate that would then be in effect if such distribution had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Corporation upon exercise of such rights and warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For the avoidance of doubt, for purposes of this paragraph 4(h)(14)(a)(iii), the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such distribution shall not include shares of Common Stock held in treasury, if any.

(iv) Asset Distribution.

(A) In case the Corporation shall, by dividend or otherwise, distribute, for no consideration, to all holders of its Common Stock a substantial portion of the Corporation’s assets (excluding any dividend or distribution referred to in paragraph 4(h)(13)(a)(i) or paragraph 4(h)(13)(a)(ii) hereof, any rights or warrants referred to in paragraph 4(h)(13)(a)(iii) hereof, and any dividend or distribution paid exclusively in cash and any dividend, shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in paragraph 4(h)(13)(a)(iv)(B) below), the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	x	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

SP0	=	the average of the Closing Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the then fair market value (as determined in good faith by the Corporation’s Board of Directors) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iv)(A) shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

In any case in which this paragraph 4(h)(13)(a)(iv)(A) is applicable, paragraph 4(h)(13)(a)(iv)(B) shall not be applicable.

(B) With respect to an adjustment pursuant to this paragraph 4(h)(13)(a)(iv) where there has been a payment of a dividend or other distribution, for no consideration, on the Common Stock consisting of all of the outstanding shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth (10th) Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR' = CR0	x	MP0+FMV
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date fixed for the determination of stockholders entitled to receive such distribution;

MP0	=	the average of the Closing Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one (1)

share of Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off.

Any adjustment made pursuant to this paragraph 4(h)(13)(a)(iv)(B) shall become effective immediately after the Record Date for such distribution. If any dividend or distribution of the type described in this paragraph 4(h)(13)(a)(iv) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this paragraph 4(h)(13)(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this paragraph 4(h)(13)(a)(iv) shall be delayed to the extent necessary to complete the calculations provided for in this paragraph 4(h)(13)(a)(iv).

(v) Above-Market Self Tender and Exchange Offers. If the Corporation or any of its subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock subject to the tender offer rules, to the extent that the cash and value of the other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds by five percent (5%) or more the Current Market Price per share of the Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted based on the following formula:

CR' = CR0	X	AC + (SP' x OS')
SP' x OS0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the date of the Expiration Time;

CR'	=	the new Conversion Rate in effect immediately after the Close of Business on the date of the Expiration Time;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares purchased in such tender or exchange offers as described in clauses (1) and (2) of this paragraph 4(h)(13)(a)(v);

SP'	=	the average Closing Price of Common Stock over the ten consecutive Trading Days commencing on the Trading Day immediately after the date of the Expiration Time;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires; and

OS'	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer).

If the Corporation or a Subsidiary of the Corporation is obligated to purchase shares of Common Stock pursuant to any such tender or exchange, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all or any portion of such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

(vi) Upon conversion of the Series A Preferred Stock, the Holders shall receive, in addition to any shares of Common Stock issuable upon such conversion, any associated rights issued under any shareholder rights agreement of the Corporation that provides that each share of Common Stock issued upon conversion of the Series A Preferred Stock at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights unless, prior to conversion, the rights have separated from the Common Stock, expired, terminated or been redeemed or exchanged in accordance with such rights plan, and no adjustment shall be made to the Conversion Rate pursuant to paragraph 4(h)(13)(a)(iii). If, prior to any conversion, the rights have separated from the Common Stock, the Conversion Rate shall be adjusted at the time of separation as if the Corporation distributed to all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, property or rights or warrants as described in paragraph 4(h)(13)(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vii) No adjustment to the Conversion Rate shall be made if the Holder(s) may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(b) Cash Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash, the formula for determining the Conversion Rate as set forth in paragraph 4(h)(6)(a) shall not be affected.

(c) Adjustment for Tax Reasons. The Corporation may make such increases to the Conversion Rate, in addition to any other increases required by this paragraph 4(h)(13), if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes or for any other reasons.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, that any adjustments that by reason of this paragraph 4(h)(13)(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e) Notice of Adjustment Event. Whenever the Conversion Rate is to be adjusted in accordance with paragraph 4(h)(13)(a), the Corporation shall: (i) compute the Conversion Rate in accordance with paragraph 4(h)(13)(a) and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires or permits an adjustment to the Conversion Rate pursuant to paragraph 4(h)(13)(a) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of the Series A Preferred Stock of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with paragraph 4(h)(13)(a), provide a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

(14) Replacement Stock Certificates.

(a) If physical certificates are issued, and any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificates representing the Series A Preferred Stock on or after a conversion at the option of the Holder pursuant to paragraph 4(h)(6) or paragraph 4(h)(8) or a conversion at the option of the Corporation pursuant to paragraph 4(h)(7) or paragraph 4(h)(8). In lieu of the delivery of a replacement certificate following such a conversion, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the terms of the Series A Preferred Stock evidenced by the certificate.

(15) Transfer of Shares of Series A Preferred Stock. The shares of Series A Preferred Stock are restricted and a Holder of shares of Series A Preferred Stock may not assign or Transfer any of the shares of Series A Preferred Stock or the accompanying rights hereunder held by such Holder, without the prior written consent of the Corporation (which consent may be given or withheld, or made subject to such conditions as are determined by the Corporation, in its sole discretion), except to (i) a Subsidiary or the immediate parent entity of the Holder of the Series A Preferred Stock or their respective Subsidiaries (an “Eligible Transferee”) in compliance with the Shareholder Agreement, dated as of October 22, 2013, between the Corporation and Samsung Display Co., Ltd. ; provided, however, that in the event that any such Eligible Transferee ceases to be a Subsidiary or immediate parent entity of such Holder or their respective Subsidiaries, then such Person shall immediately Transfer the shares of Series A Preferred Stock held by it to an Eligible Transferee in accordance with such Shareholder Agreement and the prior Transfer to such Person shall be, to the fullest extent permitted by Law, null and void ab initio; or (ii) to another Person pursuant to any merger, tender or exchange offer to acquire Common Stock or recapitalization or Change of Control that, in each case, the Board of Directors has approved and/or recommended to the Corporation’s shareholders. Upon the issuance of Common Stock in accordance with paragraph 4(h)(6), paragraph 4(h)(7) or paragraph 4(h)(8), such shares of Common Stock shall remain restricted unless registered with the U.S. Securities and Exchange Commission or pursuant to an available exemption from registration. The restrictions contained in this paragraph 4(h)(15) shall apply to all of the Holder’s assignees, transferees, successors and assigns.

(16) Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Corporation, to its office at One Riverfront Plaza, Corning, New York 14831 (Attention: the Secretary) or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Incorporation, or (ii) if to any Holder of the Series A Preferred Stock or holder of shares of Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding of tax to the extent required by applicable law, and any amounts so withheld, if any, shall be treated as having been received by the Holder. In the event the Corporation previously remitted withholding taxes to a governmental authority in respect of any payment or distribution (or deemed distribution) on a share of Series A Preferred Stock, the Corporation shall be entitled to offset any such withholding taxes against any amounts otherwise payable in respect of such share of Series A Preferred Stock (or on the shares of Common Stock received upon its conversion) or any shares of Common Stock otherwise required to be issued upon the conversion of such share of Series A Preferred Stock.

(c) The Corporation may appoint, and from time to time discharge and appoint, a Transfer Agent for the Series A Preferred Stock. Upon any such discharge or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Series A Preferred Stock.

(17) Definitions. Capitalized terms used in this Certificate of Incorporation shall have the following meanings:

“Affiliate(s)” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this paragraph 4.(h) only (i) the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time and (ii) a Person shall be deemed to Beneficially Own any security that, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, is the subject of a derivative transaction entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities; and, provided that, in determining any Person’s Beneficial Ownership of Common Stock, such Person shall be deemed to Beneficially Own the aggregate number of shares of Common Stock issuable upon conversion of all shares of the Series A Preferred Stock Beneficially Owned by such Person as of the determination date.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in New York, New York, or Seoul, the Republic of Korea, are authorized or required by law or executive order to close.

“Capital Stock” means the Series A Preferred Stock, the Common Stock and any other securities or capital stock of the Corporation, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as amended.

“Change of Control” means (a) the consummation of any transaction or series of transactions which results in a single Person or Group of Persons owning or controlling over fifty percent (50%) of the voting power of the Corporation’s Capital Stock effected by means of the sale of stock, merger, consolidation, issuance of shares, reorganization, share exchange or other form of transaction or agreement, other than any such transaction undertaken solely for the purpose of reincorporating the Corporation in a different jurisdiction, (b) the consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to hold at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the voting securities of such surviving entity or its parent outstanding immediately after such merger or consolidation or (c) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets to a single Person or a Group of Persons.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Stock on the New York Stock Exchange on that date. If the Common Stock is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the Common

Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock is so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Common Stock” as used in this Certificate of Incorporation means the Corporation’s common stock, par value $0.50 per share, as the same exists at the date of filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation relating to the Series A Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, shares of Common Stock issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation at the date of the filing of this instrument with the State of New York or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary Liquidation Event and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

“Conversion Rate” shall have the meaning set forth in paragraph 4(h)(6)(a).

“Convertible Securities” means any Capital Stock, evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock or other equity securities of the Corporation, but excluding Options.

“Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

“Corporation” means Corning Incorporated, a corporation organized under the laws of the State of New York.

“Corporation Conversion Date” shall have the meaning set forth in paragraph 4(h)(9)(b).

“Corporation Conversion Notice” shall have the meaning set forth in paragraph 4(h)(9)(b).

“Corporation Conversion Right” shall have the meaning set forth in paragraph 4(h)(7).

“Current Market Price” per share of Common Stock on any date means the average of the daily Closing Prices for the ten (10) consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive the issuance or distribution.

“Dividend Payment Date” shall have the meaning set forth in paragraph 4(h)(3)(a).

“Dividend Period” shall mean any of the three (3)-month periods ending on Dividend Payment Dates.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Eligible Transferee” shall have the meaning set forth in paragraph 4(h)(15).

“Ex-Dividend Date” means the first date on which the Common Stock trades, regular way, on the relevant exchange, or in the relevant market from which the Closing Price was obtained, without the right to receive such dividend or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder.

“Expiration Time” shall have the meaning set forth in paragraph 4(h)(13)(a)(v).

“Framework Agreement” means the Framework Agreement, dated as of October 22, 2013, by and among Samsung Display Co., Ltd., the Corporation solely for purposes of Section 1.5, Section 6.1 and Section 11, Corning Hungary Data Services Limited Liability Company, Corning Holding Japan G.K. and Corning Luxembourg S.àr.l.

“Fully Diluted Basis” means, as of any date of determination and without duplication, (a) all issued and outstanding shares of Common Stock as of such date and (b) all shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock or any Convertible Securities, whether or not such Series A Preferred Stock or Convertible Securities are at the time convertible into Common Stock.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock is registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Holder Conversion Date” shall have the meaning set forth in paragraph 4(h)(9)(a).

“Holder’s Redemption Notice” shall have the meaning set forth in paragraph 4(h)(10)(c)(i).

“Issue Price” means, as to the Series A Preferred Stock, $1,000,000 per share.

“Junior Stock” means the Common Stock or any class or series of stock of the Corporation that ranks junior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any Liquidation Event.

“Liquidation Event” shall have the meaning set forth in paragraph 4(h)(5)(a).

“Mandatory Excess Shares” shall have the meaning set forth in paragraph 4(h)(7).

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

“Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities granted to the Corporation’s directors, officers or employees or any other service providers.

“Optional Excess Shares” shall have the meaning set forth in paragraph 4(h)(6)(b).

“Ownership Cap” means a Total Ownership Percentage of nine percent (9%).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

“Record Date” shall have the meaning set forth in paragraph 4(h)(3)(a).

“Record Holders” means the Holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation at the Close of Business on a Record Date.

“Redemption Date” shall mean the date as specified in paragraph 4(h)(10)(a).

“Redemption Price” shall have the meaning set forth in paragraph 4(h)(10)(a).

“SEC” means the United States Securities and Exchange Commission.

“Series A Depositary Company” shall have the meaning set forth in paragraph 4(h)(10)(d).

“Spin-Off” shall have the meaning set forth in paragraph 4(h)(13)(a)(iv).

“Series A Preferred Stock” means the series of preferred stock, par value $100, of the Corporation designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series A.”

“Stock Equivalents” means, collectively, any option, warrant or other security or right that is by its terms, at the time of calculation, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock; provided that Stock Equivalents shall not include any Capital Stock.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions (or, if there are no such voting interests, more than fifty percent (50.0%) of the equity interests of the second Person).

“Total Ownership Percentage” means, with respect to any Person calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the shares of Common Stock, including any shares issuable upon conversion of Preferred Stock (whether or not then convertible) Beneficially Owned by such Person, over (b) the total number of shares of Common Stock then outstanding on a Fully Diluted Basis.

“Trading Day” means a day on which the Common Stock:

(a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means, with respect to any security, any direct or indirect sale, assignment, pledge, transfer, hedge, encumbrance, hypothecation, securities lending, voting agreement or other disposition, whether voluntary, by operation of law or otherwise, of or with respect to such security, Capital Stock or any interest or Stock Equivalents therein, whether in a single transaction or a series of related transactions, or the entry into a definitive agreement with respect to any of the foregoing (for the avoidance of doubt, whether such agreement is to be settled by delivery of shares of Capital Stock or Stock Equivalents, in cash or otherwise).

“Transfer Agent” shall have the meaning set forth in paragraph 4(h)(9)(a)(i).

“Valuation Redemption Event” shall have the meaning set forth in paragraph 4(h)(10)(a).

FOURTH: The Certificate of Incorporation of the Corporation was authorized by resolutions duly adopted by the Board of Directors of the Corporation and by resolutions duly adopted by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. This Certificate of Amendment was authorized by resolutions duly adopted by the Board of Directors of the Corporation, pursuant to authority granted to the Board of Directors under the Certificate of Incorporation of the Corporation, and in accordance with Sections 502(c), 502(d) and 805 of the Business Corporation Law of the State of New York, at a meeting duly called and held on October 21, 2013, at which a quorum was present and acting throughout.

IN WITNESS WHEREOF, we have signed this Certificate of Amendment of the Certificate of Incorporation this January 14, 2014.

/s/ Wendell P. Weeks
Wendell P. Weeks
Chief Executive Officer

/s/ Linda E. Jolly
Linda E. Jolly
Secretary

[Signature Page to Certificate of Amendment]